Exhibit 99.1

                 First Investors Reports Fiscal Year Earnings

    HOUSTON, July 8 /PRNewswire-FirstCall/ -- First Investors Financial Services Group, Inc. (Nasdaq: FIFS) has reported net income of $33,563 or $0.01 per share for the fiscal year ended April 30, 2004 compared to net income of $332,618 or $0.07 per share for the fiscal year ended April 30, 2003. The results for the 2004 fiscal year were impacted by a lower origination volume and lower effective yields which compressed revenue while an increase in net charge-off rates adversely impacted provision expense. In addition, while operating expenses as a percentage of the managed portfolio decreased from 4.2% in fiscal year 2003 to 3.1% in fiscal year 2004 as a result of increased operating efficiency created by growth in the managed portfolio, this improvement was negatively impacted by additional expenses incurred in connection with the introduction of new loan programs during the 2004 fiscal year and particularly in the fourth quarter ended April 30, 2004.
    For the twelve-month period, First Investors' portfolio of Receivables Held for Investment, Net decreased 8.4% to $209.8 million as a result of a decrease in new loan originations during the period. New loan originations for the twelve-month period were $88.1 million compared to $111.9 million in the prior year period. Net interest income for the year declined $0.7 million or 3.1% primarily due to a reduction in the receivables portfolio and lower effective yields, which was offset by a lower cost of funds. The effective yield decreased from 15.0% in 2003 to 13.9% due to an increase in the direct loan portfolio, which carries lower interest rates, and higher net charge-offs. The cost of funds declined from 4.6% to 3.7%. The delinquency rate decreased from 3.1% at April 30, 2003 to 2.5% at April 30, 2004 while the annualized charge-off rate increased from 4.7% to 5.7% over the same period as a result of a higher number of repossessions during the period and lower recovery rates on repossessed collateral.
    Tommy A. Moore, Jr., President and CEO, stated that "Fiscal year 2004 was a challenging year in that our revenue did not grow as we had projected given our decision to remain conservative in a sluggish economic environment and we experienced higher net charge-offs as a result of high repossession rates and lower recovery rates. However, we are encouraged as we enter fiscal year 2005. Our delinquency rates and static pool losses on recent vintages are running at historically low levels. More recently, we have begun to see our repossession rates and recovery rates also returning to historical levels. Perhaps more importantly, we have begun to see improvements in our origination volume, particularly in our direct to consumer channel."
    First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.


                First Investors Financial Services Group, Inc.
      Condensed Consolidated Statements of Operations and Selected Data
                                 (Unaudited)
                 Dollars in thousands, except per share data

                                          For the               For the
                                     Three Months Ended   Twelve Months Ended
                                          April 30,             April 30,
                                      2004        2003      2004        2003

    Interest Income                $  7,005    $  7,868  $ 30,498    $ 32,940
    Interest Expense                  2,189       2,104     8,438      10,166
    Net Interest Income               4,816       5,764    22,060      22,774
    Provision for Credit Losses       2,442       2,884    12,428      10,338
    Income after Provision for
     Credit Losses                    2,374       2,880     9,632      12,436
    Servicing Revenue                 1,044         858     4,889       1,081
    Late fees and Other income          655         376     1,825       1,186
    Income from investment              191         273     1,009         418
    Other interest income                75          56       461         283
    Unrealized Loss on Interest
     Rate Derivative Positions           (1)       (166)      (34)       (329)
    Total Costs and Expenses          4,664       4,161    17,740      14,437
    Income (Loss) before Provision
     for Income Taxes and
     Minority Interest                 (326)        116        42         638
    Provision for Income Taxes
     (Benefits)                        (119)         46        19         191
    Minority Interest                   ---         (10)      (11)        114
    Net Income (Loss)              $   (207)   $     80  $     34    $    333

    Basic and Diluted
        Net Income (Loss)
         Per Common Share          $  (0.04)   $   0.02  $   0.01    $   0.07


    Other Operating Data

    Average Principal Balance
     of Receivables Held
     for Investment                $210,401    $226,219  $220,255    $217,163
    Average Managed Receivables     508,035     538,582   572,883     345,708
    Originations Volume              20,777      25,766    88,062     111,854
    Effective Yield on Receivables
     Held for Investment               13.3%       13.9%     13.9%       15.0%
    Average Cost of Debt                4.0%        3.7%      3.7%        4.6%
    Weighted Average Number
     of Shares Outstanding
     (in thousands)                   5,000       5,026     5,008       5,104


                                  April 30,   April 30,
                                      2004        2003
    Financial Position

    Cash and Short-Term
     Investments                   $ 21,055    $ 21,920
    Receivables Held for
     Investment, Net                209,777     228,989
    Receivables Acquired for
     Investment, Net                  1,190       2,704
    Assets Held for Sale                851       1,303
    Total Assets                    245,756     272,996
    Total Debt                      216,185     238,764
    Minority Interest                   ---         732
    Total Shareholders' Equity       27,304      26,493
    Shareholders' Equity
     per Common Share                  5.46        5.27

                                     As of or    As of or
                                      For the     For the
                                      Twelve      Twelve
                                      Months      Months
                                      Ended       Ended
                                     April 30,   April 30,
    Credit Quality Data                2004        2003

    Receivables Held for Investment:
        30 + days past due
           Number of Loans              3.4%        3.9%
           $ Amount                     2.5%        3.1%
        Net Charge-offs as a % of
         average receivables            5.7%        4.7%
        Net Charge-offs for the
         period ending             $ 12,626    $ 10,279

SOURCE  First Investors Financial Services Group, Inc.
    -0-                             07/08/2004
    /CONTACT: Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/
    (FIFS)

CO:  First Investors Financial Services Group, Inc.
ST:  Texas
IN:  FIN
SU:  ERN